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                                                                     EXHIBIT 1.2


                        [Salomon Smith Barney letterhead]



                     __, 2000

CoSine Communications, Inc.
3200 Bridge Parkway
Redwood City, California  94065

Attention:     Craig Collins


Ladies and Gentlemen:

Salomon Smith Barney Inc. is pleased to confirm our appointment by CoSine Communications, Inc. (the "Company") to serve on the terms and conditions set forth herein as the administrator of the Directed Share Program (as defined below) portion of the proposed offering (the "Offering") by the Company of up to ______ shares of Common Stock (the "Shares"). The Company has proposed to reserve approximately __% of the shares in the Offering, or ______ shares, for the Directed Share Program. The Offering will be an SEC-registered public offering. As used herein, "Salomon Smith Barney" shall mean Salomon Smith Barney Inc. and/or any affiliate thereof, as we determine appropriate to perform the services described herein.

The proposed principal terms of the Offering are set forth in the Underwriting Agreement entered into in respect of the Offering among the Company and Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters (the "Underwriting Agreement"), which terms are incorporated by reference herein. If the Offering is not consummated pursuant to the terms of the Underwriting Agreement, this letter agreement shall have no further force or effect, subject to the terms of the Underwriting Agreement and the "Expenses" section set forth below. Terms used but not defined herein have the meanings given to them in the Underwriting Agreement.

As part of the Offering contemplated by the Underwriting Agreement, it is expected that up to __% of the shares in the Offering, or ______ shares, will be made available by the Underwriters for sale to the Company's employees, officers, and directors, other parties associated with the Company and friends and relatives of the foregoing (collectively, "Participants"), as set forth in the Prospectus under the heading "Underwriting" (the "Directed Share Program"). The Shares to be sold by Salomon Smith Barney pursuant to the Directed Share Program (the "Directed Shares") will be sold by Salomon Smith Barney pursuant to this letter agreement and the Underwriting Agreement at the public offering price set forth in the Underwriting Agreement. Any Directed Shares not orally confirmed for purchase by any Participants by the end of the business day immediately following the date on which the


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Underwriting Agreement is executed will be withdrawn from the Directed Share
Program and offered to the public by the Underwriters.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Salomon Smith Barney that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Directed Shares are offered outside the United States.

The Company further represents and warrants to Salomon Smith Barney that it has not offered, or caused the Underwriters to offer, Shares to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence
(i) a customer or supplier of the Company to alter the customer's or supplier's level or type of business with the Company, or (ii) a trade journalist or publication to write or publish favorable information about the Company or its products.

AGREEMENTS OF THE COMPANY

The Company covenants and agrees with Salomon Smith Barney that in connection with the Directed Share Program, the Company will use commercially reasonable efforts to cause the Directed Shares to be restricted to the extent required by the National Association of Securities Dealers, Inc. (the "NASD") or the NASD rules from sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. Salomon Smith Barney will notify the Company as to which Participants will need to be so restricted. The Company will authorize the removal of such transfer restrictions upon the expiration of such period of time.

The Company further covenants and agrees with Salomon Smith Barney that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

SERVICES TO BE RENDERED

Salomon Smith Barney will perform all customary tasks necessary to administer the Directed Share Program, including the following:

- Manage all communications with Participants related to the Directed Share Program through the completion of the offering, including mailings, etc.;

-      Receive and process indications of interest from eligible Participants;

- Provide the Company with a final list of individuals indicating interest in participating in the Directed Share Program;



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-      Establish brokerage accounts at Salomon Smith Barney for Participants participating in the Directed Share Program;

-      Allocate Directed Shares as directed by the Company;

-      Confirm final allocations of Directed Shares directly with Participants;
       and

-      Receive payment for Directed Shares from Participants.

EXPENSES

If, for reasons unrelated to our performance (including, without limitation, market conditions), the Directed Share Program is not consummated, the Company agrees to reimburse Salomon Smith Barney, upon request, for all our reasonable out-of-pocket expenses incurred in connection herewith.

The Company further agrees to pay all reasonable fees and disbursements of counsel incurred by Salomon Smith Barney in connection with the Directed Share Program and all stamp duties, similar taxes or duties or other taxes, if any, incurred by Salomon Smith Barney in connection with the Directed Share Program.

CONDITIONS

This letter agreement is not a commitment, express or implied, on the part of Salomon Smith Barney to underwrite or purchase the Company's common stock or to commit any capital, nor does it obligate us to enter into the Underwriting Agreement. Salomon Smith Barney's administration of the Directed Share Program and its participation in any Offering will be subject to, among other things,
(i) satisfactory completion of all documentation for the Offering (including the preliminary and final prospectuses and the Underwriting Agreement); (ii) satisfactory completion of all of the obligations and conditions contained in the Underwriting Agreement; and (iii) satisfactory completion of all documentation for the Directed Share Program.

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Salomon Smith Barney, and the directors and officers, of Salomon Smith Barney, and each person, if any, who controls Salomon Smith Barney within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act ("Salomon Smith Barney Entities"), from and against any and all losses, claims, damages and liabilities to which they may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material prepared by or with the consent of the Company for distribution in foreign jurisdictions in connection with the Directed Share Program attached to the Prospectus or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, when considered in conjunction with the Prospectus or any applicable



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preliminary prospectus, not misleading; (ii) caused by the failure of any
Participant to pay for and accept delivery of the Directed Shares allocated by the Company to such Participant; or (iii) related to, arising out of, or in connection with the Directed Share Program, provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability (x) arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of Salomon Smith Barney Inc. specifically for inclusion therein or (y) in the case of clause (iii), is finally judicially determined to have resulted primarily from the gross negligence of willful misconduct of Salomon Smith Barney Entities. This indemnity is in addition to and in no way limits the indemnity provisions of the Underwriting Agreement. In the event that Salomon Smith Barney is entitled to indemnification hereunder on account of the failure of any Participant to pay for and accept delivery of the Directed Shares allocated by the Company to such Participant, Salomon Smith Barney agrees that
(i) it will consult with the Company regarding appropriate steps to mitigate the loss resulting therefrom and (ii) if and when Salomon Smith Barney has received payment in full from the Company on account of all of the Company's indemnification obligations to Salomon Smith Barney hereunder, the Company shall be subrogated to any claims against such Participant that Salomon Smith Barney may have under applicable law arising from such failure by such Participant.

Notwithstanding anything contained herein or in the Underwriting Agreement to the contrary, if indemnity may be sought pursuant to this section in respect of such action or proceeding, then in addition to the legal or other expenses to be paid by the Company pursuant to Section 8(a) of the Underwriting Agreement, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for the Salomon Smith Barney Entities for the defense of any losses, claims, damages and liabilities arising out of the Directed Share Program; provided, however, that the provisions of this paragraph shall not apply to the defense of any action or proceeding as to which indemnification is available to the Salomon Smith Barney Entities under the Underwriting Agreement for all losses, claims, damages and liabilities arising out of or relating to such action or proceeding unless representation of the Solomon Smith Barney Entities in such action or proceeding by counsel to the Company or the other Underwriters, as applicable, would be inappropriate due to an existing or potential conflict of interest between one or more of the Solomon Smith Barney Entities and the Company or the other Underwriters, respectively.

GOVERNING LAW

This letter agreement is governed by the laws of the State of New York, U.S.A., without regard to conflicts of law principles.

The Company and Salomon Smith Barney agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Salomon Smith Barney hereunder.

TERMINATION



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This letter agreement may be terminated by Salomon Smith Barney or by the
Company at any time upon written notice. The "Representations and Warranties of the Company," "Covenants of the Company," "Expenses," "Indemnification" and "Governing Law" provisions contained herein shall survive any termination of this letter agreement.

OTHER

This letter agreement (including the Underwriting Agreement incorporated by reference herein) contains the entire agreement between us and supersedes all prior understandings, whether written or oral. This letter agreement may be executed in counterparts. This letter agreement may not be amended except in writing signed by all parties hereto.

The Company and Salomon Smith Barney may not assign or delegate any of their rights or obligations hereunder without the prior written consent of the other party.

We look forward to working with you on this important transaction. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.


                                            Yours sincerely,

                                            SALOMON SMITH BARNEY INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:









Accepted and agreed to as of the date set forth above:

COSINE COMMUNICATIONS, INC.


By:
   ---------------------------------
   Name:
   Title:

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